Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

FOR IMMEDIATE RELEASE
Investors Joan Tong, CFA 863-640-0826 joan.tong@mosaicco.com	Jason Tremblay 813-775-4226 jason.tremblay@mosaicco.com	Media Ben Pratt 813-775-4206 benjamin.pratt@mosaicco.com

THE MOSAIC COMPANY REPORTS SECOND QUARTER 2024 RESULTS
•Second quarter net loss of $162 million, Adjusted EBITDA(1) of $584 million
•Phosphate production volumes increased almost 100,000 tonnes sequentially
•Significant progress made on cost saving initiatives
•Accelerating Mosaic Biosciences growth; achieved 5 million acres of coverage in North and Central America in the 2024 crop year
•Year-to-date capital return to shareholders of $298 million, including $160 million of share repurchase
TAMPA, FL, August 6, 2024 - The Mosaic Company (NYSE: MOS), reported net loss of $162 million, or $(0.50) per diluted share, for the second quarter of 2024. Adjusted EPS(1) was $0.54 and Adjusted EBITDA(1) was $584 million.
"Our second quarter results underscore the progress we have made on our strategic and operating initiatives", said President and CEO Bruce Bodine. "We increased our phosphate production volume sequentially, improved unit costs across all segments, completed growth projects in our potash and phosphate businesses, and are on track to achieve our capex and other cost reduction targets."

Second Quarter Results Highlights:
•Second quarter revenues totaled $2.8 billion, down 17 percent from the year ago period, primarily reflecting the impact of lower selling prices. The gross margin rate in the second quarter was 14 percent, down from 17 percent in the year ago period.
•Net loss in the second quarter totaled $162 million, compared with net income of $369 million in the year ago period. Current period results reflected the after-tax impact of notable items totaling $334 million, mainly from foreign currency transaction loss, unrealized loss on derivatives, and a withholding tax impact. Adjusted EBITDA(1) totaled $584 million, compared with $744 million in the second quarter of 2023. Cash from operating activities totaled $847 million and free cash flow(1) totaled $183 million. This compares to $1.1 billion and $197 million, respectively, in the year-ago period.
•Potash operating earnings were $174 million in the second quarter, compared to $328 million in the year ago period. Adjusted EBITDA(1) totaled $271 million, compared to $408 million in the same period last year, reflecting the impact of lower prices, partially offset by higher volume and lower costs per tonne. Mosaic restarted its Colonsay mine in July to offset the upcoming turnarounds at Esterhazy and to meet the strong demand outlook as the market responds to the China and India contract settlements.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

•Phosphate operating earnings were $133 million in the second quarter, compared to $146 million in the prior year period. Adjusted EBITDA(1) totaled $308 million, compared to $385 million in the second quarter of 2023, was primarily impacted by lower sales volume. Unit production costs have been on a downward trend with second quarter 2024 cash costs per production tonne declining 15 percent since the end of 2023.
•Mosaic Fertilizantes reported operating earnings of $61 million in the second quarter, compared to an operating loss of $20 million in the prior year period. Adjusted EBITDA(1) totaled $96 million during the quarter, increasing from $66 million in the second quarter of 2023, reflecting higher distribution margins. Cash unit costs of mined rock, phosphate finished products conversion, and potash production, all declined from the year ago period.
Portfolio and Capital Allocation Highlights:
•Mosaic has made significant progress on high-return and low-capital-intensity projects.
◦Riverview capacity conversion, which adds 800,000 tonnes of MicroEssentials capacity is complete;
◦The potash compaction project at Esterhazy which enables the conversion of standard MOP products to granular products is complete, and the Hydrofloat project, which is expected to add 400,000 tonnes in milling capacity, is on track to be completed by mid-2025;
◦The construction of a one million tonne blending facility in Palmeirante, Brazil is on track to be completed in 2025.
•Mosaic Biosciences products were used on 5 million acres in North and Central America in the 2024 crop year.
•Mosaic is making progress in the cost reduction plan announced last year and has achieved over one-third of the targeted $150 million run rate compared to the 2023 baseline. This excludes phosphate fixed costs absorption and other unit production costs improvement.
•Mosaic is on track to reduce 2024 capital expenditures by $200 million from 2023 level.
•Mosaic has returned $298 million of capital to shareholders in the first six months of 2024, including share repurchases totaling $160 million.
Second Quarter Segment Results

Potash Results	Q2 2024	Q1 2024	Q2 2023
Sales Volumes million tonnes*	2.3	2.2	2.2
MOP Selling Price(2)	$224	$241	$326
Gross Margin (GAAP) per tonne	$79	$98	$155
Adjusted Gross Margin (non-GAAP) per tonne(1)	$79	$98	$155
Operating Earnings - millions	$174	$198	$328
Segment Adjusted EBITDA(1) - millions	$271	$281	$408
*Tonnes = finished product tonnes
Net sales in the Potash segment totaled $663 million, down from $849 million one year ago. Gross margin was $186 million compared to $336 million in the second quarter of 2023, driven by lower average selling prices. Gross margin per tonne was $79 compared to $155 in the prior-year period.
Total potash production was 2.2 million tonnes, up from 1.9 million tonnes in the prior year period. Sales volumes totaled 2.3 million tonnes, up from 2.2 million tonnes in the prior year quarter. Second quarter 2024 MOP cash production cost per production tonne decreased 14 percent from a year ago.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Average MOP Selling Price (fob mine)

Sales volumes in the third quarter are expected to be in the range of 2.1-2.3 million tonnes. We expect realized mine-gate MOP prices in the range of $200-$220 per tonne. Third quarter pricing guidance reflects a higher mix of international volume.

Phosphate Results	Q2 2024	Q1 2024	Q2 2023
Sales Volumes million tonnes*	1.7	1.6	1.9
DAP Selling Price(3)	$575	$598	$585
Gross Margin (GAAP) per tonne	$91	$97	$112
Adjusted Gross Margin (non-GAAP) per tonne(1)	$100	$97	$129
Operating Earnings - millions	$133	$40	$146
Segment Adjusted EBITDA(1) - millions	$308	$277	$385
*Tonnes = finished product tonnes

Net sales in the Phosphate segment were $1.2 billion, down from $1.3 billion in the prior year period. Gross margin was $154 million, compared to $216 million for the same period a year ago. Gross margin per tonne was $91 compared to $112 in the prior-year period.
Sales volume totaled 1.7 million tonnes, down 12 percent from a year ago, but an increase of 3 percent sequentially. Production volume totaled 1.7 million tonnes, up 1 percent from the prior year, but increased 6 percent or 98,000 tonnes sequentially as Mosaic reaps the benefits of recent planned maintenance and turnaround activities. Cash conversion costs per production tonne declined 15 percent since the end of 2023.
Mosaic expects sales volumes in the third quarter to be 1.7-1.9 million tonnes. DAP prices at the plant are expected to be in the range of $555-$575 per tonne. Third quarter realized stripping margins are expected to remain above historical levels.

Mosaic Fertilizantes Results	Q2 2024	Q1 2024	Q2 2023
Sales Volumes million tonnes*	2.2	1.7	2.4
Finished Product Selling Price	$478	$517	$595
Gross Margin (GAAP) per tonne	$46	$44	$5
Adjusted Gross Margin (non GAAP) per tonne(1)	$45	$43	$11
Operating Earnings - millions	$61	$42	$(20)
Segment Adjusted EBITDA(1) - millions	$96	$83	$66
*Tonnes = finished product tonnes

Net sales in the Mosaic Fertilizantes segment were $1.0 billion, down from $1.4 billion in the prior year period due to lower pricing. Gross margin was $102 million, compared to $13 million for the same period a year ago.
Distribution business profitability improved significantly from the same period in the prior year as high-priced inventory destocking was completed in the first half of 2023. For the production business, cash unit costs of mined rock, phosphate finished products conversion, and potash production, all declined from a year ago, reflecting the benefits of our focus on cost reduction.
We expect distribution margins to be in line with the normal historical range in the third quarter.
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.
(3)Average DAP Selling Price (fob plant)

Other
Selling, general, and administrative costs (SG&A) were $235 million in the first six months of 2024, down $23 million from $258 million in the year-ago period. Mosaic recognized earnings from equity investments of $60 million in the first six months of 2024.
Market Outlook
Grains and oilseeds stock-to-use ratios are expected to remain low and constructive agriculture fundamentals and economics are expected to continue to incentivize growers to maximize yields. In 2024, the El Niño weather pattern is expected to shift to La Niña, creating a favorable backdrop in Southeast Asia, India and Brazil.
While corn and soybean fundamentals and prices have softened recently, nutrients remain affordable which bodes well for fertilizer demand. North American demand is robust, with buyers seeking summer fill after emptying their bins this spring and Brazil in-season demand is solid on concerns of low stocks.
Global potash supply constraints are likely to continue to abate this year as we see higher exports from Belarus and Russia. However, the recent contract settlements in China and India should stimulate buying activities further in Southeast Asia and India.
Chinese phosphate exports declined 27 percent or over 1 million tonnes year over year in the first six months of 2024 and the long-term outlook remains favorable as domestic and industrial needs will continue to be prioritized over fertilizer exports in the long term.
These factors suggest the global potash market is balanced and the phosphate market will remain tight in 2024 and beyond.
2024 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2024:

Modeling Assumptions	Full Year 2024
Total Capital Expenditures	$1.1 - 1.2 billion
Depreciation, Depletion & Amortization	Approx. $1 billion
Selling, General, and Administrative Expense	$470 - $500 million
Net Interest Expense	$160 - $180 million
Effective tax rate	High 20’s %
Cash tax rate	Mid 30's %
Sensitivities Table
The Company provides the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors. These sensitivities are based on 2023 actual realized pricing and sales volumes.

Sensitivity	Full year adj. EBITDA impact(1)	2023 Actual
Average MOP Price / tonne (fob mine)(5)	$10/mt price change = $60 million (4)	$308
Average DAP Price / tonne (fob plant)(5)	$10/mt price change = $70 million	$573
Average BRL / USD	0.10 change, unhedged = $10 million(6)	5.00
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(4) Includes impact of Canadian Resource Tax
(5) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(6) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic has posted prepared comments and related slides on its website, www.mosaicco.com/investors, concurrently with the posting of this release and performance data. In addition, the company will provide access to a fireside chat addressing questions on the quarter, current market conditions, and other topics on Wednesday, August 7, 2024, at 11 am Eastern. The fireside chat will be available both on the website and via telephone at the following number: 412-902-6506, Conference ID: 5429879. All earnings-related material, including audio, will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about proposed or pending transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: political and economic instability and changes in government policies in countries in which we have operations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of MWSPC, the future success of current plans for MWSPC and any future changes in those plans; risks related to the anticipated value of the Ma’aden shares to be issued in the proposed transaction at transaction announcement and at closing, the expected timing and likelihood of completion of the pending Ma’aden transaction, including the inability to receive the required approval by Ma’aden shareholders and other approvals, including potential regulatory approvals, necessary to complete the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the applicable agreement; the risk that there may be a material adverse change with respect to the financial position, performance, operations or prospects of Ma’aden and MWSPC; difficulties with realization of the benefits of our natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s potash mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, and adjusted EBITDA, adjusted gross margin referred to as non-GAAP financial measures and free cash flow. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax. Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Free cash flow is defined as net cash provided by operating activities less capital expenditures, and adjusted for changes in working capital financing. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding and/or including certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. Reconciliations for current and historical periods beginning with the quarter ended September 30, 2022, for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods. This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

For the three months ended June 30, 2024, the company reported the following notable items which, combined, negatively impacted earnings per share by $(1.04):

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$(263)	$76	$(0.58)
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	(28)	9	(0.07)
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(13)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	4	(1)	—
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	(2)	—	—
Land reclamation	Phosphate	Cost of goods sold	(15)	4	(0.03)
Pension plan termination	Corporate and Other	Other non-operating income (expense)	8	(2)	0.02
Franchise tax reversal	Phosphate	Other operating income (expense)	(15)	4	(0.03)
Discrete tax items	Corporate and Other	(Provision for) benefit from income taxes	—	(103)	(0.32)
Total Notable Items			$(324)	$(10)	$(1.04)
For the three months ended June 30, 2023, the company reported the following notable items which, combined, positively impacted earnings per share by $0.07:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)

Unrealized foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$114	$(28)	$0.26
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	34	(9)	0.08
Closed and indefinitely idled facility costs	Phosphate	Other operating income (expense)	(12)	3	(0.03)
FX functional currency	Mosaic Fertilizantes	Cost of goods sold	(13)	3	(0.03)
Realized gain (loss) on RCRA Trust Securities	Phosphate	Other non-operating income (expense)	2	—	—
ARO Adjustment	Phosphate	Other operating income (expense)	(28)	7	(0.06)
Environmental reserve	Phosphate	Other operating income (expense)	(37)	9	(0.08)
Land reclamation	Phosphate	Cost of goods sold	(31)	8	(0.07)
Total Notable Items			$29	$(7)	$0.07

Condensed Consolidated Statements of Earnings (Loss)
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Net sales	$2,816.6	$3,394.0	$5,496.0	$6,998.3
Cost of goods sold	2,422.6	2,822.9	4,702.8	5,756.8
Gross margin	394.0	571.1	793.2	1,241.5
Selling, general and administrative expenses	128.4	129.9	235.2	257.6
Other operating expense	32.3	72.0	151.8	70.1
Operating earnings	233.3	369.2	406.2	913.8
Interest expense, net	(46.4)	(36.0)	(94.4)	(77.1)
Foreign currency transaction (loss) gain	(267.9)	148.5	(368.2)	199.9
Other income (expense)	6.6	(7.1)	7.2	(16.0)
(Loss) earnings from consolidated companies before income taxes	(74.4)	474.6	(49.2)	1,020.6
Provision for income taxes	98.7	108.4	104.9	226.7
(Loss) earnings from consolidated companies	(173.1)	366.2	(154.1)	793.9
Equity in net earnings of nonconsolidated companies	22.2	12.9	59.7	44.2
Net (loss) earnings including noncontrolling interests	(150.9)	379.1	(94.4)	838.1
Less: Net earnings attributable to noncontrolling interests	10.6	10.1	21.9	34.3
Net (loss) earnings attributable to Mosaic	$(161.5)	$369.0	$(116.3)	$803.8
Diluted net (loss) earnings per share attributable to Mosaic	$(0.50)	$1.11	$(0.36)	$2.39
Diluted weighted average number of shares outstanding	321.2	333.7	321.7	336.2

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$322.0	$348.8
Receivables, net, including affiliate receivables of $120.2 and $240.1, respectively	1,285.5	1,269.2
Inventories	2,554.0	2,523.2
Other current assets	597.6	603.8
Total current assets	4,759.1	4,745.0
Property, plant and equipment, net of accumulated depreciation of $10,203.5 and $9,914.1, respectively	13,269.7	13,585.4
Investments in nonconsolidated companies	954.2	909.0
Goodwill	1,105.9	1,138.6
Deferred income taxes	917.5	1,079.2
Other assets	1,560.1	1,575.6
Total assets	$22,566.5	$23,032.8
Liabilities and Equity
Current liabilities:
Short-term debt	$881.5	$399.7
Current maturities of long-term debt	124.6	130.1
Structured accounts payable arrangements	265.8	399.9
Accounts payable, including affiliate payables of $274.6 and $245.2, respectively	1,054.8	1,166.9
Accrued liabilities	1,792.2	1,777.1
Total current liabilities	4,118.9	3,873.7
Long-term debt, less current maturities	3,194.4	3,231.6
Deferred income taxes	1,031.4	1,065.5
Other noncurrent liabilities	2,391.7	2,429.2
Equity:
Preferred Stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Common Stock, $0.01 par value, 1,000,000,000 shares authorized, 394,647,138 shares issued and 319,640,550 shares outstanding as of June 30, 2024, 393,875,241 shares issued and 324,103,141 shares outstanding as of December 31, 2023	3.2	3.2
Capital in excess of par value	—	—
Retained earnings	13,906.8	14,241.9
Accumulated other comprehensive loss	(2,229.4)	(1,954.9)
Total Mosaic stockholders' equity	11,680.6	12,290.2
Noncontrolling interests	149.5	142.6
Total equity	11,830.1	12,432.8
Total liabilities and equity	$22,566.5	$23,032.8

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Cash Flows from Operating Activities:
Net cash provided by operating activities	$847.0	$1,072.7	$767.0	$1,221.7
Cash Flows from Investing Activities:
Capital expenditures	(333.9)	(310.3)	(716.9)	(631.8)
Purchases of available-for-sale securities - restricted	(106.4)	(207.2)	(731.1)	(811.8)
Proceeds from sale of available-for-sale securities - restricted	78.2	205.6	698.0	796.8
Proceeds from sale of business	—	—	—	158.4
Acquisition of business	—	—	—	(41.0)
Other	13.1	0.4	13.2	(3.5)
Net cash used in investing activities	(349.0)	(311.5)	(736.8)	(532.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(3,572.0)	(2,167.7)	(8,168.2)	(5,295.6)
Proceeds from issuance of short-term debt	3,249.0	1,943.0	8,149.4	5,299.5
Payments of inventory financing arrangement	(500.9)	(601.4)	(701.2)	(601.4)
Proceeds from inventory financing arrangement	502.1	200.6	1,203.3	601.4
Payments of structured accounts payable arrangements	(191.4)	(390.7)	(417.5)	(771.9)
Proceeds from structured accounts payable arrangements	184.9	425.6	275.8	595.4
Collections of transferred receivables	125.0	569.5	226.6	1,177.7
Payments of transferred receivables	(125.9)	(480.5)	(226.5)	(1,087.5)
Payments of long-term debt	(27.1)	(14.1)	(42.5)	(29.1)
Repurchases of stock	(52.0)	—	(160.4)	(456.0)
Cash dividends paid	(67.7)	(67.7)	(137.4)	(220.1)
Dividends paid to non-controlling interest	(3.6)	(23.7)	(11.8)	(23.7)
Other	(9.0)	0.5	(20.3)	(4.3)
Net cash used in financing activities	(488.6)	(606.6)	(30.7)	(815.6)
Effect of exchange rate changes on cash	(6.2)	9.2	(10.0)	13.5
Net change in cash, cash equivalents and restricted cash	3.2	163.8	(10.5)	(113.3)
Cash, cash equivalents and restricted cash - beginning of period	347.1	477.0	360.8	754.1
Cash, cash equivalents and restricted cash - end of period	$350.3	$640.8	$350.3	$640.8

	Three months ended

	June 30, 2024	June 30, 2023
Reconciliation of cash, cash equivalents and restricted cash reported within the unaudited condensed consolidated balance sheets to the unaudited statements of cash flows:
Cash and cash equivalents	$322.0	$626.1
Restricted cash in other current assets	16.5	9.5
Restricted cash in other assets	11.8	5.2
Total cash, cash equivalents and restricted cash shown in the unaudited statements of cash flows	$350.3	$640.8
Reconciliation of Non-GAAP Financial Measures
Earnings Per Share Calculation

	Three months ended June 30,
	2024	2023
Net (loss) income attributable to Mosaic	$(161.5)	$369.0
Basic weighted average number of shares outstanding	321.2	332.2
Dilutive impact of share-based awards	—	1.5
Diluted weighted average number of shares outstanding	321.2	333.7
Basic net (loss) income per share attributable to Mosaic	$(0.50)	$1.11
Diluted net (loss) income per share attributable to Mosaic	$(0.50)	$1.11
Notable items impact on net income per share attributable to Mosaic	(1.04)	0.07
Adjusted diluted net income per share attributable to Mosaic	$0.54	$1.04

Free Cash Flow

	Three months ended June 30,
	2024	2023
Net cash provided by operating activities	$847	$1,073
Capital expenditures	(334)	(310)
Working capital financing(a)	(330)	(566)
Free cash flow	$183	$197
(a) Includes net proceeds (payments) from inventory financing arrangements, structured accounts payable arrangements and commercial paper borrowings.

Adjusted EBITDA

Consolidated (Loss) Earnings (in millions)	Three months ended June 30,
	2024	2023
Consolidated net (loss) earnings attributable to Mosaic	$(162)	$369
Less: Consolidated interest expense, net	(46)	(36)
Plus: Consolidated depreciation, depletion and amortization	264	244
Plus: Accretion expense	28	23
Plus: Share-based compensation expense	12	9
Plus: Consolidated provision for income taxes	99	108
Less: Equity in net earnings of nonconsolidated companies, net of dividends	22	13
Plus: Notable items	319	(32)
Adjusted EBITDA	$584	$744

	Three months ended
	June 30,	March 31,	June 30,
Potash Earnings (in millions)	2024	2024	2023
Operating Earnings	$174	$198	$328
Plus: Depreciation, Depletion and Amortization	94	82	74
Plus: Accretion Expense	3	2	2
Plus: Foreign Exchange Gain (Loss)	(12)	(31)	23
Plus: Notable Items	12	30	(19)
Adjusted EBITDA	$271	$281	$408

	Three months ended
	June 30,	March 31,	June 30,
Phosphate Earnings (in millions)	2024	2024	2023
Operating Earnings	$133	$40	$146
Plus: Depreciation, Depletion and Amortization	128	117	129
Plus: Accretion Expense	20	20	16
Plus: Foreign Exchange Gain (Loss)	2	2	(2)
Plus: Other Income (Expense)	(2)	3	(1)
Plus: Dividends received from equity investment	—	15	—
Less: Earnings from Consolidated Noncontrolling Interests	11	10	12
Plus: Notable Items	38	90	109
Adjusted EBITDA	$308	$277	$385

	Three months ended
	June 30,	March 31,	June 30,
Mosaic Fertilizantes (in millions)	2024	2024	2023
Operating Earnings (Loss)	$61	$42	$(20)
Plus: Depreciation, Depletion and Amortization	40	40	38
Plus: Accretion Expense	5	5	5
Plus: Foreign Exchange Gain (Loss)	(144)	(45)	73
Plus: Other Income (Expense)	(2)	(2)	(1)
Less: Earnings (Loss) from Consolidated Noncontrolling Interests	(1)	1	(2)
Plus: Notable Items	135	44	(31)
Adjusted EBITDA	$96	$83	$66

Adjusted Gross Margin (per tonne)

	Three months ended
Potash Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2024	2024	2023
Gross margin / tonne	$79	$98	$155
Notable items in gross margin / tonne	—	—	—
Adjusted gross margin / tonne	$79	$98	$155

	Three months ended
Phosphate Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2024	2024	2023
Gross margin / tonne	$91	$97	$112
Notable items in gross margin / tonne	9	—	17
Adjusted gross margin / tonne	$100	$97	$129

	Three months ended
Mosaic Fertilizantes Gross Margin (per tonne)	June 30,	March 31,	June 30,
	2024	2024	2023
Gross margin / tonne	$46	$44	$5
Notable items in gross margin / tonne	(1)	(1)	6
Adjusted gross margin / tonne	$45	$43	$11